Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE

Contacts:	Media:	Investor Relations:
	David Bruce	Bob Brunn
	(305) 500-4999	(305) 500-4053

RYDER RAISES FIRST QUARTER 2004 EARNINGS FORECAST
- First Quarter Conference Call Scheduled for April 26, 2004 -

     MIAMI, April 15, 2004 – Ryder System, Inc. (NYSE:R), a global leader in transportation and supply chain management solutions, today increased its earnings forecast for the first quarter 2004 to a range of $0.52 to $0.54 per share, higher than its previous forecast of $0.36 to $0.39 per share.

     The improved earnings forecast is attributable primarily to strong performance in Ryder’s Fleet Management Solutions business segment, including better than anticipated contributions from its two recent acquisitions and accelerated growth in commercial rental. The revised first quarter earnings forecast benefited approximately $0.05 per share from certain acquisition-related expenses that were below their expected future run rates, as well as a restructuring credit.

     Ryder will provide details of its first quarter performance during a conference call on Monday, April 26, 2004, following the release of its first quarter 2004 results, at which time Ryder’s full year earnings forecast will be updated. The call is scheduled to begin at 11:00 a.m., EDT, and will be webcast over the Internet.

What:	Ryder System, Inc. First Quarter 2004 Results Conference Call
Who:	Chairman, President and Chief Executive Officer, Greg Swienton and Executive Vice President and Chief Financial Officer, Tracy Leinbach
When:	Monday, April 26, 2004, at 11:00 a.m. to 12:00 p.m. EDT
How:	Call toll free: 1-888-398-5319 Passcode: Ryder Conference Leader: Bob Brunn
Net Conference website at www.mymeetings.com/nc/join/ using the Conference Number: RG2646667 and Passcode: RYDER.
Replay:	Dial 1-888-839-1153 and use the Passcode: 0426, then view the presentation by visiting the investors area of Ryder’s Website at www.ryder.com.

About Ryder

     Ryder is a Fortune 500 company providing leading-edge transportation, logistics and supply chain management solutions worldwide. Ryder’s stock (NYSE:R) is a component of the Dow Jones Transportation Average and the Standard & Poor’s 500 Index. For more information about Ryder System, Inc., visit www.ryder.com.

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     Note Regarding Forward Looking Statements: Certain statements and information included in this presentation are “forward-looking statements” under the Federal Private Securities Litigation Reform Act of 1995. Accordingly, we advise that these forward-looking statements be evaluated with consideration given to the many uncertainties inherent in our business that could cause actual results and events to differ materially from those in the forward-looking statements. Important factors that could cause such differences include, among others, the competitive pricing environment applicable to the Company’s businesses, customer retention levels, changes in customers’ business environments, changes in market conditions affecting the sale of used vehicles, adverse changes in debt ratings, changes in accounting assumptions, greater than expected expenses associated with the Company’s activities, changes in general economic conditions, availability of equipment, the Company’s ability to create operating synergies in connection with its recent FMS acquisitions and changes in government regulations. The risks included here are not exhaustive. New risk factors emerge from time to time and it is not possible for management to predict all such risk factors or to assess the impacts of such factors on the Company’s business. Accordingly, the Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

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